Exhibit 10.4

FEDERAL-MOGUL MOTORPARTS

PERFORMANCE AWARD AGREEMENT

THIS PERFORMANCE AWARD AGREEMENT (the “Agreement”) is made by and between Federal-Mogul Motorparts (the “Company”), a division of Federal-Mogul Holdings Corporation, a Delaware corporation, and [Name], an officer or employee of the Company or a subsidiary of the Company (the “Participant”) effective as of January 1, 2015.

In consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Participant hereby agree as follows:

1.    Grant. The Company hereby grants to the Participant identified above a Performance Award (calculated in the manner set forth in Section 5 hereof) subject to the terms and conditions set forth herein (the "Terms"). No Performance Award will be paid or payable hereunder unless the Participant earns the Performance Award pursuant to Sections 4, 5 and/or 9 hereof and Section 5 of the Federal-Mogul Holdings Corporation 2012 Long-Term Performance Plan dated as of July 10, 2012 (the “Plan”). This Performance Award is granted pursuant to and is subject to the terms and conditions of the Plan. A copy of the Plan is attached as an exhibit hereto and the terms and conditions thereof are incorporated herein by this reference and are expressly made part of this Agreement. All terms used herein and defined in the Plan shall, unless otherwise defined herein, have the same meaning set forth in the Plan. The Performance Award granted hereby is non-transferable except as otherwise permitted under the Plan.

2.    Performance Period. The Performance Period for this Award shall be the three-year period commencing on January 1, 2015 and ending on December 31, 2017.

3.    Performance Measure. The performance measure for the Performance Period shall be the cumulative Operational EBITDA for the Performance Period. Operational EBITDA is defined as operating income before interest, taxes, depreciation and amortization after accrual for bonuses and excluding restructuring charges (as determined by the Committee) and expenses for the U.S. defined benefit plan. For purposes of calculating Operational EBITDA, the Committee may, in its sole and absolute discretion, exclude the impact of non-recurring or extraordinary gains or losses, changes in accounting methodology (or similar items), and changes in law, that are not indicative of continuing operations and may also adjust the Operational EBITDA performance target based on approved capital expansion plans, acquisitions, and other changes in the Company’s business. For purposes of clarification, the Operational EBITDA performance target set forth in Section 4 is based on the Company’s current business plan and projected growth capital expenditures. Acquisitions or new growth initiatives would likely result in an upward adjustment to the performance target.

4.    Performance Goal.

2015 Operational EBITDA: [__________]
2016 Operational EBITDA: [__________]
2017 Operational EBITDA: [__________]
Cumulative Operational EBITDA of [__________]
.

5.    Performance AWARD.

a.    Participant’s Target Performance Award shall be __________.

b.	Participant’s Actual Performance Award will be the Target Performance Award multiplied by the % Performance Award Earned as determined in accordance with Appendix A.

6.    Timing and Form of Payout. As soon as practicable after the close of the Performance Period, the Chief Financial Officer and the Senior Vice President of Human Resources shall calculate the financial performance and the proposed payout under the Plan based on the achievement of the financial Performance Measure.  The proposed payout shall be presented to the Committee for its review and approval.  Once approved, payment of the Award shall be made within 30 days after completion of the annual audit but not later than March 15 of the calendar year following the end of the Performance Period. All Award payments shall be reduced by amounts required to be withheld for taxes at the time payments are made.

7.    Death, Disability, or SEPARATION FROM SERVICE due to (i) Retirement, (ii) TERMINATION by the Company Without Cause, or (iii) termination by the company due to Participant’s disability. In the event of a Participant’s death, Disability, or Separation from Service due to (i) Retirement, (ii) termination by the Company for any reason other than Cause, or (iii) termination by the Company due to the Participant’s Disability, each, a “Qualifying Event”, in each case on or after January 1, 2017 and prior to the end of the Performance Period, the Participant (or in the case of the Participant's death, the Participant's beneficiary) shall be entitled to receive an Award payout equal to the Performance Award (calculated in accordance with Section 5) as if he or she had remained employed until the last day of the Performance Period, multiplied by a fraction, the numerator of which shall be the number of full calendar months during the period of January 1, 2015 through the date the Participant's employment terminated due to a Qualifying Event and the denominator of which shall be thirty-six (36), the total number of months in the Performance Period. The payment of such amount shall be made according to same terms set forth in Section 6 above. As used herein, “Disability” shall have the meaning ascribed to such term in the Plan and must also constitute a “disability” pursuant to Section 409A(a)(2)(C) of the Code.

8.    SEPARATION FROM SERVICE for Any Other Reason. Performance Awards are not considered earned until they are approved by the Compensation Committee of the Board of Directors and are actually paid by the Company. Except as provided in Section 7 or Section 9, the Participant must be an employee of the Company and/or an affiliate continuously from the date of this Award until the Performance Award is paid. Consequently, a Participant whose employment with the Company is voluntarily or involuntarily terminated prior to the Performance Award payment date will be ineligible for payment of the Performance Award, except as otherwise provided by the Committee or pursuant to Section 7, in which case any such Performance Award to the terminated employee shall be paid at the time Financial Awards are paid to active employees pursuant to Section 6 above, or pursuant to Section 9.

9.    PAYMENT UPON A CHANGE IN CONTROL. Notwithstanding anything to the contrary in Section 6, 7 or 8 hereof, upon the occurrence of a Change in Control during the Performance Period, the Participant (or in the case of Participant’s death, the Participant’s beneficiary) shall be eligible to receive a pro-rated Award based upon achievement of Annual Performance Goals as shown in Section 4 for any completed fiscal year during the Performance Period prior to the consummation of the Change of Control. The Annual Performance Goal during the fiscal year in which the Change of Control occurs shall be deemed satisfied at 100%. Payment of the Award shall be made promptly and in no event later than 30 days after the occurrence of a Change in Control unless the Change in Control occurs prior to the completion of the annual audit for a completed year in the Performance Period, in which case payment of the Award shall be made within 30 days after completion of the annual audit but not later than June 30 of the calendar year during which the Change in Control occurs. All Award payments shall be reduced by amounts required to be withheld for taxes at the time payments are made. As used herein, “Change in Control” shall have the meaning ascribed to such term in the Plan and must also constitute a “change in control event” within the meaning of Section 409A of the Code.

10.    No Limitation on Rights of the Company. The grant of this Award shall not in any way affect the right or power of the Company to make adjustments, reclassification, or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

11.    Cancellation, Rescission, and Clawback of Awards. In the event of a restatement of the Company’s consolidated financial statements that would reduce the amount of any previously awarded Performance Award, the related outstanding Awards will be cancelled or reduced accordingly and the Participant shall pay over to the Company an amount equal to any gain realized as a result of the exercise, distribution or settlement (whether at the time of exercise, distribution or settlement or thereafter) within (a) the twenty-four (24) months preceding such financial restatement for the Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer of the Company or (b) the twelve (12) months preceding such financial restatement for all other Participants.

Additionally, the Committee may at any time, in its sole and absolute discretion, cancel, declare forfeited, rescind, or require the return of any outstanding Award (or a portion thereof) upon the Committee determining that the Participant has, at any time (whether before or after the grant date of the Award), committed a Breach of Conduct. In addition, at any time following the payment of an Award, the Committee may, in its sole and absolute discretion, rescind any such payment and require the repayment of an Award (or a portion thereof) upon the Committee determining that the Participant has, at any time (whether before or after the payment of the Award), committed a Breach of Conduct.

The Committee’s determination that a Participant has committed a Breach of Conduct, and its decision to require rescission of an Award’s payment, shall be conclusive, binding, and final on all parties. The Committee’s determination that a Participant has violated the terms of the Plan or the Award and the Committee’s decision to cancel, declare forfeited, or rescind an Award or to require rescission of an Award’s payment shall be conclusive, binding, and final on all parties.

In connection with any cancellation, forfeiture or rescission contemplated by this Section 11, the terms of repayment by the applicable Participant shall be determined in the Committee’s sole and absolute discretion, which may include, among other terms, the repayment being required to be made (i) in one or more installments or payroll deductions or deducted from future bonus payments or (ii) immediately in a lump sum in the event that such Participant incurs a termination of employment.

To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to a Participant from the Company in satisfaction of any repayment obligation of such Participant hereunder, provided that an such amounts are exempt from, or set off in a manner intended to comply with the requirements of Section 409A of the Code.

12.    Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to the Chief Financial Officer and, in the case of the Participant, to his or her address set forth on the signature page hereto or, in each case, to such other address as may be designated in a notice given in accordance with this Section 12.

13.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

14.    Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan, has read and understands the Plan, and agrees to be bound by all terms and provisions contained therein.

15.    Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

16.    Unfunded Status. The Performance Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms and conditions of this Agreement, payment in respect of the Award as provided herein. By accepting this Performance Award, the Participant understands that this grant does not confer any legal or equitable right (other than those constituting the Performance Award) against the Company or any of its affiliates, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any of its affiliates. The rights of the Participant (or any person claiming through the Participant) under this Agreement shall be solely those of an unsecured general creditor of the Company.

17.    No Right to Continued Employment. Nothing in this Agreement shall be interpreted or construed to confer upon the Participant any right with respect to continuance of employment by the Company or one of its subsidiaries, nor shall this Agreement interfere in any way with the right of the Company or one of its subsidiaries to terminate the Participant’s employment therewith at any time. In addition, the Performance Award is provided solely as an incentive and shall not constitute part of the Participant’s employment compensation package. The Performance Award shall not be considered part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, long-service awards, pension, or retirement benefits or similar payments.

18.    TAX WITHHOLDING. The Participant shall be liable for any and all federal, state, provincial, local or foreign taxes, pension plan contributions, employment insurance premiums, social insurance contributions, amounts payable to a governmental and/or regulatory body in the Participant’s country and other levies of any kind required by applicable laws to be deducted or withheld with respect to the Performance Award (collectively, the “Withholding Taxes”). The Company and its subsidiaries shall have the right to deduct and withhold all required Withholding Taxes from any payment or other consideration deliverable hereunder to the Participant.

19.     Plan Document Controls. The rights herein granted are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein. In the event that the terms of these Terms conflict with the terms of the Plan document, the Plan document shall control.

20.    COMPLIANCE WITH SECTION 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

If the Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the date immediately following the expiration of the six-month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death. A termination of employment shall be deemed to occur only if it is a “separation from service” as defined in the Plan, and references in this Agreement to “termination,” “termination of employment,” or like terms shall mean a separation from service.

21.    DATA PROTECTION. By executing this Agreement, the Participant consents to the holding and processing of personal information provided by the Participant to the Company, any affiliate of the Company, trustee or third party service provider, for all purposes relating to the performance of this Agreement. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, its affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators; (iii) providing information to future purchasers or merger partners of the Company or any of its affiliates, or the business in which the Participant works; and (iv) to the extent not prohibited by applicable law, transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

22.    Notwithstanding the terms of any other agreement between the Company and Participant, this Agreement and the Award are in addition to, not in substitution of, and not superseded or eliminated by, any other incentive bonus plan or other contractual bonus arrangement that Participant has or may have had or may in the future have by contract or otherwise, including any participation in the Company’s Management Incentive Plans.

IN WITNESS WHEREOF, Federal-Mogul Motorparts has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, as of the day and year first above written.

FEDERAL-MOGUL MOTORPARTS

By:
Title:______________________________

PARTICIPANT

Participant Signature

__________________________________
__________________________________
Participant Address